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                                                                    Exhibit 99.3

                          [CARMIKE CINEMAS LETTERHEAD]

FOR IMMEDIATE RELEASE                   CONTACT: Martin A. Durant
January 3, 2002                                  Chief Financial Officer
                                                 706/576-3416

                                                 Suzanne D. Brown
                                                 Investor/Public Relations
                                                 706/576-2737


               CARMIKE CINEMAS, INC. WILL EMERGE FROM BANKRUPTCY
                        AFTER SUCCESSFUL REORGANIZATION

COLUMBUS, GEORGIA -- Carmike Cinemas, Inc. (OTCBB: CKECQ) (the "Company") announced today that the United States Bankruptcy Court for the District of Delaware confirmed the Company's Amended Chapter 11 Plan of Reorganization (the "Plan"). The Company commenced chapter 11 cases in August 2000. The Plan will become effective in mid-January 2002 (the "Effective Date").

Under the Plan, essentially all allowed creditor claims will be satisfied in full, with interest. Also under the Plan, the common equity value of the reorganized Company will be increased by over $100 million through the conversion of $46 million of senior subordinated notes due 2009 and $55 million of Series A Preferred stock. As a result, the principal amount of the senior subordinated notes outstanding post-Effective Date will be approximately $154 million, as compared to a principal amount of $200 million of such notes as of the chapter 11 commencement date. The holders of old common stock will receive shares of New Common stock of the reorganized Company equal to 22.2% of the post-Effective Date shares of issued and outstanding stock on a fully diluted basis.

"During the chapter 11 cases, the Company was able to terminate leases and close more than 130 unprofitable theatres, as well as reduce costs, streamline management responsibilities and restructure rents on other theatres to improve the profitability of such theatres. As a result, the Company operates on a more efficient, effective basis and constitutes a more attractive, viable theatre circuit," stated Martin Durant, Chief Financial Officer. In August 2000, the Company operated 436 theatres with a total of 2,802 screens. After the Effective Date, the Company will operate 323 theatres with a total of 2,328 screens.

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This press release includes forward-looking statements in addition to historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the
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overall viability of a long-term operational reorganization and financial restructuring plan, competitive pressures in the Company's secondary market niche, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and most recent Quarterly Reports on Form 10-Q. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the SEC under the Federal securities laws.